Core-Mark Announces Third Quarter 2013 Financial Results

•	Third Quarter Sales Increased 13.2% Driven by Non-Cigarette Sales Growth of 16.5%

•	Diluted EPS of $1.06 for the Third Quarter

•	Tightened Sales Guidance to $9.8-$9.9 Billion

•	EPS Guidance Updated to a Range of $3.35 to $3.45 for the Year

South San Francisco, California – November 12, 2013 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2013.

“We continued to build momentum by delivering strong sales growth in the third quarter, particularly in our higher margin non-cigarette categories.  We firmly believe we have the right strategies and the vision to continue to make our company the supplier of choice for the convenience store industry,” said Thomas B. Perkins, President and Chief Executive Officer.  “We expect to deliver record sales and Adjusted EBITDA for 2013 and be well positioned for future growth.”

Third Quarter

Net sales increased 13.2% to $2.62 billion for the third quarter of 2013 compared to $2.31 billion for the same period in 2012. Excluding excise taxes, net sales increased 15.0%. Non-cigarette sales increased 16.5%, while cigarette sales grew 11.7%. The increase in sales was driven primarily by sales from our new Carolina division, which we acquired in December 2012 and by an increase in same-store non-cigarette sales, which reflects the success of our marketing strategies. The third quarter of 2013 included one additional selling day when compared to the same quarter in 2012.

Gross profit for the third quarter of 2013 was $140.8 million compared to $122.2 million in the third quarter of 2012. Remaining gross profit increased 13.5% to $142.8 million. Non-cigarette remaining gross profit grew $14.7 million or 17.1% compared to the same quarter last year, whereas cigarette remaining gross profit grew $2.3 million or 5.9% compared to the third quarter of 2012. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2013	2012	% Change

Gross profit	$140.8	$122.2	15.2%
Cigarette inventory holding gains	(0.2)	(0.2)
LIFO expense	2.2	3.8
Remaining gross profit	$142.8	$125.8	13.5%

The Company’s operating expenses for the third quarter of 2013 were $121.3 million compared to $105.0 million in the same quarter of 2012. The third quarter of 2013 includes $0.7 million of costs associated with our Carolina division’s system integration as well as expansion activities in the East, while the same period in 2012 includes $1.4 million cost recovery related to legacy insurance claims. Adjusting for these items, operating expense as a percentage of net sales was flat.

Net income for the third quarter of 2013 was $12.3 million compared to $10.5 million for the same period in 2012. The increase in net income was driven primarily by growth in our non-cigarette business, including the contributions from our new Carolina division. Adjusted EBITDA increased from $28.7 million in the third quarter of 2012 to $29.8 million in the third quarter of 2013. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2013	2012	% Change

Net income	$12.3	$10.5	17.1%
Interest expense, net (1)	0.5	0.3
Provision for income taxes	6.6	6.4
Depreciation & amortization	6.8	6.3
LIFO expense	2.2	3.8
Stock-based compensation expense	1.3	1.4
Foreign currency transaction losses, net	0.1	—
Adjusted EBITDA	$29.8	$28.7	3.8%

Note (1): Interest expense, net, is reported net of interest income.

Adjusted EBITDA included the aforementioned integration and business expansion related costs in 2013 and the recovery of legacy insurance claims in 2012. Excluding these items, Adjusted EBITDA increased 11.7%.

Diluted earnings per share were $1.06 for the third quarter this year compared to $0.90 in the third quarter of last year. Excluding LIFO expense, diluted earnings per share were $1.17 compared to $1.09 for the third quarter of 2012. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements.

First Nine Months of 2013

Net sales were $7.28 billion for the first nine months of 2013 compared to $6.70 billion for the same period in 2012, an 8.6% increase. Excluding excise taxes, net sales increased 10.7%. The growth in sales was due largely to the addition of the new Carolina division and incremental non-cigarettes sales from our Vendor Consolidation Initiative and Fresh programs.

Gross profit for the first nine months of 2013 was $393.8 million compared to $354.9 million for the same period last year. Remaining gross profit increased $36.3 million or 10.0%. Non-cigarette remaining gross profit grew 13.2% to $280.0 million, whereas cigarette remaining gross profit grew 3.3% to $117.7 million. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2013	2012	% Change

Gross profit	393.8	354.9	11.0%
Cigarette inventory holding gains	(4.9)	(4.5)
LIFO expense	8.8	11.0
Remaining gross profit	397.7	361.4	10.0%

The Company’s operating expenses for the first nine months of 2013 were $348.6 million compared to $313.8 million in the same period in 2012. The first nine months of 2013 includes $1.6 million of costs associated with our Carolina division’s system integration and expansion activities in the East, while the same period in 2012 includes $1.8 million cost recovery related to legacy insurance claims. Adjusting for these items, operating expense as a percentage of net sales increased six basis points.

Net income for the first nine months of 2013 was $26.6 million compared to $24.2 million for the same period in 2012. Strong revenue growth and an improvement in non-cigarette gross profit margins were the primary drivers to the improvement in net income. Adjusted EBITDA increased from $75.2 million in the first nine months of 2012 to $78.2 million for the same period this year, components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2013	2012	% Change

Net income	$26.6	$24.2	9.9%
Interest expense, net (1)	1.8	1.3
Provision for income taxes	16.2	15.5
Depreciation & amortization	20.2	19.0
LIFO expense	8.8	11.0
Stock-based compensation expense	4.0	4.1
Foreign currency transaction losses, net	0.6	0.1
Adjusted EBITDA	$78.2	$75.2	4.0%

Note (1): Interest expense, net, is reported net of interest income.

Adjusted EBITDA increased 8.7% after excluding the aforementioned integration and business expansion related costs in 2013 and the recovery of legacy insurance claims in 2012.

Diluted earnings per share were $2.29 for the first nine months of this year compared to $2.08 for the same period last year, an increase of over 10%. Excluding LIFO expense, diluted earnings per share increased from

$2.65 last year to $2.75 this year. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements.

Guidance Update for 2013

The Company has tightened its 2013 annual net sales guidance to between $9.8 and $9.9 billion compared to a range of $9.8 to $10 billion in previous guidance.  Correspondingly, Adjusted EBITDA is expected to be between $112 and $113 million vs. the prior range of $112-$115 million.  We are increasing our diluted per share EPS guidance to a range of $3.35 to $3.45 from $3.10 to $3.25, driven primarily by a refined LIFO expense estimate. Our diluted per share estimates, excluding LIFO expenses, increased to a range between $4.00 and $4.10 compared to $3.90 to $4.05 previously expected.   For the full year, we are now expecting approximately $12 million in LIFO expense, a 39% tax rate and 11.6 million fully diluted shares outstanding.  Guidance estimates assume an anticipated cigarette price increase during the fourth quarter.   Capital expenditures for 2013 are expected not to exceed $25 million compared to our previous guidance of $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, November 12, 2013 at 9:00 a.m. Pacific time during which management will review the results of the third quarter. The call may be accessed by dialing 1-800-588-4973 using the code 35967622. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2013 net sales, Adjusted EBITDA, diluted earnings per share, LIFO expense, tax rates, outstanding shares of capital stock, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets, including direct distribution by manufacturers; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims, counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; exposure to employee health benefit costs; compliance with governmental regulations; earthquake and natural disaster damage; exposure to insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital, including any restrictions placed on our operations by such borrowings; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)
	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15.9	$19.1
Restricted cash	11.3	10.9
Accounts receivable, net of allowance for doubtful accounts of $9.5 and $10.9 at September 30, 2013 and December 31, 2012,	250.1	228.1
Other receivables, net	57.2	53.8
Inventories, net	346.8	366.4
Deposits and prepayments	47.1	40.3
Deferred income taxes	8.2	8.2
Total current assets	736.6	726.8
Property and equipment, net	113.3	114.7
Goodwill	23.0	22.8
Other intangible assets, net	19.3	21.4
Other non-current assets, net	30.2	33.5
Total assets	$922.4	$919.2
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$124.8	$94.4
Book overdrafts	22.4	24.7
Cigarette and tobacco taxes payable	154.2	165.6
Accrued liabilities	83.9	79.5
Deferred income taxes	3.3	3.4
Total current liabilities	388.6	367.6
Long-term debt	49.9	84.7
Deferred income taxes	11.4	11.7
Other long-term liabilities	11.3	12.1
Claims liabilities, net	27.5	28.1
Pension liabilities	11.9	14.8
Total liabilities	500.6	519.0
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value (50,000,000 shares authorized; 12,785,985 and 12,602,806 shares issued; 11,522,768 and 11,446,229 shares outstanding at September 30, 2013 and December 31, 2012, respectively)	0.1	0.1
Additional paid-in capital	254.8	249.2
Treasury stock at cost (1,263,217 and 1,156,577 shares of common stock at September 30, 2013 and December 31, 2012, respectively)	(43.1)	(37.4)
Retained earnings	217.1	194.9
Accumulated other comprehensive loss	(7.1)	(6.6)
Total stockholders' equity	421.8	400.2
Total liabilities and stockholders' equity	$922.4	$919.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012
Net sales	2,620.7	2,314.9	7,276.3	6,702.9
Cost of goods sold	2,479.9	2,192.7	6,882.5	6,348.0
Gross profit	140.8	122.2	393.8	354.9
Warehousing and distribution expenses	79.4	68.4	219.9	198.0
Selling, general and administrative expenses	41.3	35.9	126.7	113.4
Amortization of intangible assets	0.6	0.7	2.0	2.4
Total operating expenses	121.3	105.0	348.6	313.8
Income from operations	19.5	17.2	45.2	41.1
Interest expense	(0.6)	(0.4)	(2.1)	(1.6)
Interest income	0.1	0.1	0.3	0.3
Foreign currency transaction losses, net	(0.1)	—	(0.6)	(0.1)
Income before income taxes	18.9	16.9	42.8	39.7
Provision for income taxes	(6.6)	(6.4)	(16.2)	(15.5)
Net income	$12.3	$10.5	$26.6	$24.2
Basic net income per common share (1)	$1.07	$0.92	$2.32	$2.12
Diluted net income per common share (1)	$1.06	$0.90	$2.29	$2.08
Basic weighted-average shares	11.5	11.5	11.5	11.4
Diluted weighted-average shares	11.6	11.7	11.6	11.6
Dividends declared and paid per common share (2)	$0.19	$0.17	$0.38	$0.51

(1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.
(2): In lieu of the first quarter 2013 dividend, the Board of Directors declared an accelerated cash dividend of $0.19 per common share on December 20, 2012, which resulted in an aggregate dividend payment to shareholders of $2.2 million on December 31, 2012.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$26.6	$24.2
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	8.9	10.9
Amortization of debt issuance costs	0.3	0.3
Stock-based compensation expense	4.0	4.1
Bad debt expense, net	0.7	1.3
Depreciation and amortization	20.2	19.0
Foreign currency transaction losses, net	0.6	0.1
Deferred income taxes	0.2	2.5
Changes in operating assets and liabilities:
Accounts receivable, net	(23.3)	(20.0)
Other receivables, net	(3.6)	(7.8)
Inventories, net	9.0	74.3
Deposits, prepayments and other non-current assets	(6.8)	(1.2)
Accounts payable	31.4	10.6
Cigarette and tobacco taxes payable	(10.1)	(23.0)
Pension, claims, accrued and other long-term liabilities	1.1	(6.5)
Net cash provided by operating activities	59.2	88.8
Cash flows from investing activities:
Acquisition of business	(1.8)	—
Change in restricted cash	(0.8)	2.1
Additions to property and equipment, net	(13.0)	(20.3)
Capitalization of software	—	(0.2)
Proceeds from sale of fixed assets	—	0.3
Net cash used in investing activities	(15.6)	(18.1)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(34.8)	(61.7)
Principal payments under capital lease obligations	(0.7)	(0.3)
Dividends paid	(4.5)	(5.9)
Payments of financing costs	(0.3)	—
Repurchases of common stock	(5.7)	(0.7)
Proceeds from exercise of common stock options	2.4	3.4
Tax withholdings related to net share settlements of restricted stock units	(2.6)	(1.4)
Excess tax deductions associated with stock-based compensation	1.8	1.1
Decrease in book overdrafts	(2.2)	(6.7)
Net cash used in financing activities	(46.6)	(72.2)
Effects of changes in foreign exchange rates	(0.2)	(0.4)
Decrease in cash and cash equivalents	(3.2)	(1.9)
Cash and cash equivalents, beginning of period	19.1	15.2
Cash and cash equivalents, end of period	$15.9	$13.3
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$17.8	$6.1
Interest paid	$1.2	$1.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2013 (a)	2012 (a)	% Increase	2013 (a)	2012 (a)	% Increase

Net income	$12.3	$10.5	17.1%	$26.6	$24.2	9.9%
Diluted shares	11.6	11.7		11.6	11.6
Diluted EPS	$1.06	$0.90	17.8%	$2.29	$2.08	10.1%
LIFO expense	0.11	0.19		0.46	0.57
Diluted EPS excluding LIFO expense	$1.17	$1.09	7.3%	$2.75	$2.65	3.8%
Cigarette inventory holding gains (1)	(0.01)	(0.01)		(0.26)	(0.23)
Legacy insurance claims (2)	—	(0.07)		—	(0.09)
Business expansion and integration costs (3)	0.04	—		0.08	—
Foreign exchange losses	0.01	—		0.03	0.01
Tax items (4)	(0.07)	(0.03)		(0.06)	(0.04)
Adjusted diluted EPS (5)	$1.14	$0.98	16.3%	$2.54	$2.3	10.4%

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.2 million for both the three months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013 and 2012, cigarette inventory holding gains were $4.9 million and $4.5 million, respectively.

(2) Legacy insurance claims
During the three and nine months ended September 30, 2012, we had $1.4 million and $1.8 million, respectively, of reductions in expenses resulting from the favorable resolution of legacy workers' compensation and insurance claims.

(3) Business expansion and integration costs
During the three and nine months ended September 30, 2013, we invested approximately $0.7 million and $1.6 million, respectively, in business expansion and integration activities.

(4) Tax Item
The provision for income taxes for both the three and nine months ended September 30, 2013 included a net benefit of $0.7 million related primarily to adjustments of prior year’s estimates and the expiration of the statute of limitations for uncertain tax positions. The provision for income taxes for the three and nine months ended September 30, 2012 included a net benefit of $0.3 million and $0.5 million, respectively, related primarily to adjustments of prior year’s estimates and the expiration of the statute of limitations for uncertain tax positions.

(5) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.51% and 40.22% for the three and nine months ended September 30, 2013 and 2012, respectively.